Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Nuveen Churchill Direct Lending Corp. of our report dated February 27, 2024, relating to the financial statements, which appears in Nuveen Churchill Direct Lending Corp.’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the incorporation by reference of our report dated December 19, 2024 relating to the senior securities table of Nuveen Churchill Direct Lending Corp., which appears in this Registration Statement. We also consent to the references to us under the headings "Senior Securities", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York
December 19, 2024